EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                    OF PREFERENCES, RIGHTS AND LIMITATIONS OF
                    SERIES A CONVERTIBLE PREFERRED STOCK AND
                    SERIES A-1 CONVERTIBLE PREFERRED STOCK OF

                              PATRON SYSTEMS, INC.



         I, Robert Cross, hereby certify that I am the Chief Executive Officer of Patron Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), and further, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Company (the "BOARD") by the Company's Second Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), on February 6, 2006 the Board adopted the following resolutions creating a series of Two Thousand One Hundred Sixty (2,160) shares of preferred stock designated as "SERIES A CONVERTIBLE PREFERRED STOCK," none of which shares have been issued, and Fifty Million (50,000,000) shares of preferred stock designated as "SERIES A-1 CONVERTIBLE PREFERRED STOCK," none of which shares have been issued:

         RESOLVED, that the Company is authorized to issue Two Thousand One Hundred Sixty (2,160) shares of Series A Convertible Preferred Stock (the "SERIES A PREFERRED SHARES"), par value $0.01 per share, and Fifty Million (50,000,000) shares of Series A-1 Convertible Preferred Stock ("SERIES A-1 PREFERRED SHARES"), which shall have the powers, designations, preferences and other special rights set forth below. The term "PREFERRED SHARES" shall mean, with respect to the Series A Preferred Shares, the Series A Preferred Shares and, with respect to the Series A-1 Preferred Shares, the Series A-1 Preferred Shares.

         (1)      VOTING RIGHTS.

                  (a) PREFERRED SHARES. Except as otherwise provided herein, in the Certificate of Incorporation or as required by law, the holders of the Preferred Shares (each a "HOLDER" and collectively the "HOLDERS") and the holders of the Company's common stock, par value $0.01 per share (the "COMMON STOCK") shall vote together as a single class with each Preferred Share having the number of votes equal to the largest whole number of shares of Common Stock into which such Preferred Share could be converted, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

                  (b) COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the Holders of the Preferred Shares and the holders of Common Stock shall vote together and not as separate classes.


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         (2)      STATED VALUE.

                  (a) SERIES A PREFERRED SHARES. Each Series A Preferred Share shall have a "SERIES A STATED VALUE" equal to Five Thousand Dollars ($5,000).

                  (b)      SERIES  A-1   PREFERRED   SHARES.   Each  Series  A-1
Preferred Share shall have a "SERIES A-1 STATED VALUE" equal to Eighty Cents ($0.80).

                  (c) The term "STATED VALUE" shall mean, with respect to the Series A Preferred Shares, the Series A Stated Value and, with respect to the Series A-1 Preferred Shares, the Series A-1 Stated Value.

         (3) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this SECTION 3. The term "CONVERSION SHARES" shall mean, with respect to the Series A Preferred Shares, the shares of Common Stock issuable upon conversion of the Series A Preferred Shares and, with respect to the Series A-1 Preferred Shares, the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the Holder the fair value thereof in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of Preferred Shares unless such taxes result from the issuance of Common Stock upon conversion to a person other than the Holder.

                  (a)      OPTIONAL CONVERSION.

                           (i)      SERIES A  PREFERRED  SHARES.  At any time or
times on or after the first date of issuance of any Series A Preferred Share (the "SERIES A ORIGINAL ISSUANCE DATE"), any holder of Series A Preferred Shares ("SERIES A Holder") shall be entitled to convert all or a portion of such Series A Holder's Series A Preferred Shares into fully paid and non-assessable shares of Common Stock (each an "OPTIONAL CONVERSION"), in accordance with this SECTION 3(A)(I) and SECTIONS 3(C)(I) and 3(D).

                           (ii)     SERIES  A-1  PREFERRED  SHARES.  Series  A-1
Preferred Shares shall have no optional conversion rights and accordingly shall not be convertible at the option of the holders of Series A-1 Preferred Shares.

                  (b)      MANDATORY CONVERSION.

                           (i)      SERIES  A  PREFERRED  SHARES.  The  Series A
Preferred Shares shall automatically convert into shares of Common Stock (the "SERIES A MANDATORY CONVERSION"), in accordance with this SECTION 3(B)(I) and SECTIONS 3(C)(I) and 3(D), upon the date (the "SERIES A MANDATORY CONVERSION DATE") that (i) there shall be an effective registration statement covering the resale of the Conversion Shares issuable upon conversion of the Series A Preferred


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Shares,  (ii) the average  closing  price of the Common Stock on the  applicable trading market for a period of twenty (20) consecutive trading days is at least 250% of the then applicable Series A Conversion Price (as hereinafter defined) and (iii) the average daily trading volume of the Common Stock for the same period is at least 250,000 shares.

                           (ii)     SERIES A-1 PREFERRED SHARES.  The Series A-1
Preferred Shares shall automatically convert into shares of Common Stock (the "SERIES A-1 MANDATORY CONVERSION"), in accordance with this SECTION 3(B)(II) and
SECTION 3(C)(II) and 3(D), upon the effectiveness of an amendment to the Certificate of Incorporation which provides for a sufficient number of authorized shares of Common Stock to permit the exercise or conversion of all issued and outstanding Series A Preferred Shares, Series A-1 Preferred Shares, options, warrants and other rights to acquire shares of Common Stock (the "SERIES A-1 MANDATORY CONVERSION DATE").

                           (iii)    The term "MANDATORY  CONVERSION" shall mean,
with respect to the Series A Preferred Shares, the Series A Mandatory Conversion, and with respect to the Series A-1 Preferred Shares, the Series A-1 Mandatory Conversion.

                           (iv)     The term "MANDATORY  CONVERSION  DATE" shall
mean, with respect to the Series A Preferred Shares, the Series A Mandatory Conversion Date, and with respect to the Series A-1 Preferred Shares, the Series A-1 Mandatory Conversion Date.

                  (c)      CONVERSION PRICE.

                           (i)      SERIES  A  PREFERRED   SHARES.   Subject  to
anti-dilution adjustment as provided in SECTION 3(E), upon an Optional Conversion pursuant to SECTION 3(A)(I) or a Mandatory Conversion pursuant to
SECTION 3(B)(I), the conversion price (the "SERIES A CONVERSION PRICE") of each Series A Preferred Share shall be $0.08. Each Series A Preferred Share will convert into that number of shares of Common Stock determined by dividing the Series A Stated Value by the Series A Conversion Price, as adjusted at the time of conversion.

                           (ii)     SERIES  A-1  PREFERRED  SHARES.  Subject  to
anti-dilution adjustment as provided in SECTION 3(E), upon a Mandatory Conversion pursuant to SECTION 3(B)(II), the conversion price (the "SERIES A-1 CONVERSION PRICE") of each Series A-1 Preferred Share shall be $0.08. Each Series A-1 Preferred Share will convert into that number of shares of Common Stock determined by dividing the Series A-1 Stated Value by the Series A-1 Conversion Price, as adjusted at the time of conversion.

                           (iii)    The term "CONVERSION PRICE" shall mean, with
respect to the Series A Preferred Shares, the Series A Conversion Price, and with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price.

                  (d)      MECHANICS OF CONVERSION.

                           (i)      To convert  Series A  Preferred  Shares into
Conversion Shares pursuant to SECTION 3(A)(I) on any date, the Series A Holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time on such date, a copy of an executed notice of conversion (the "OPTIONAL CONVERSION Notice") to the Company, and (ii) surrender to a common carrier for delivery to the Company within three (3) business days of


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such date the Preferred Stock Certificates (as hereinafter defined) representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction). The term "PREFERRED STOCK CERTIFICATES" shall mean, with respect to the Series A Preferred Shares, the original certificates representing the Series A Preferred Shares, and with respect to the Series A-1 Preferred Shares, the original certificates representing the Series A-1 Preferred Shares.

                           (ii)     Preferred  Shares   converted   pursuant  to
SECTION 3(B) shall be deemed to be converted as of the Mandatory Conversion Date notwithstanding the date on which the Preferred Stock Certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction), are submitted to the Company in connection with such conversion, and such Preferred Stock Certificates shall be deemed to represent the right to receive Conversion Shares. To receive Conversion Shares subsequent to a Mandatory Conversion, each Holder of Preferred Shares shall (i) transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion (the "MANDATORY CONVERSION NOTICE") to the Company, and (ii) surrender to a common carrier for delivery to the Company within three (3) business days of such facsimile transmission or delivery such Holder's Preferred Stock Certificates.

                           (iii)    On or before the third  (3rd)  Business  Day
following the date of receipt of a fully executed and completed Optional Conversion Notice or Mandatory Conversion Notice (each a "CONVERSION NOTICE"), the Company shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder of Preferred Shares or its designee, for the number of shares of Common Stock to which the Holder of Preferred Shares shall be entitled, or (y) provided that the Conversion Shares have been registered under the Securities Act, upon the request of a Holder of Preferred Shares, credit such aggregate number of shares of Common Stock to which the Holder of Preferred Shares shall be entitled to such Holder's or its designee's balance account with the Depository Trust Company through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to SECTION 3(D)(I) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder thereof a new preferred stock certificate representing the number of Preferred Shares not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable conversion date.

                  (e) ANTI-DILUTION PROVISIONS. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Preferred Shares shall be subject to adjustment from time to time upon the happening of certain events as follows:

                           (i)      ADJUSTMENT     FOR    STOCK    SPLITS    AND
COMBINATIONS. If the Company at any time or from time to time on or after the earlier of the first date of issuance of any Series A-1 Preferred Share (the Series "A-1 ORIGINAL ISSUANCE DATE") or the Series A Original Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the


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Company  at any time or from time to time on or after the  earlier of the Series
A-1 Original Issuance Date or the Series A Original Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this SECTION 3(E)(I) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                           (ii)     ADJUSTMENT   FOR   CERTAIN   DIVIDENDS   AND
DISTRIBUTIONS. If the Company at any time or from time to time on or after the earlier of the Series A-1 Original Issuance Date or the Series A Original Issuance Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this SECTION 3(E)(II) as of the time of actual payment of such dividends or distributions.

                           (iii)    ADJUSTMENTS    FOR   OTHER   DIVIDENDS   AND
DISTRIBUTIONS. In the event the Company at any time or from time to time on or after the earlier of the Series A-1 Original Issuance Date or the Series A Original Issuance Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
SECTION 3(E) with respect to the rights of the Holders of Preferred Shares.

                           (iv)     ADJUSTMENT  FOR  RECLASSIFICATION,  EXCHANGE
AND SUBSTITUTION. In the event that at any time or from time to time on or after the earlier of the Series A-1 Original Issuance Date or the Series A Original Issuance Date, the Conversion Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this SECTION 3(E)), then and in any such event each Holder of Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other


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securities and property receivable upon such recapitalization,  reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                           (v)      REORGANIZATIONS,  MERGERS, CONSOLIDATIONS OR
SALES OF ASSETS. If at any time or from time to time on or after the earlier of the Series A-1 Original Issuance Date or the Series A Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this SECTION 3(E)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holders of Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 3(E) with respect to the rights of the Holders of Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3(e) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event and be as nearly equivalent as is practicable.

                           (vi)     SALE OF  SHARES  BELOW  SERIES A  CONVERSION
PRICE. Adjustments pursuant to this SECTION 3(E)(VI) shall be applicable solely to the Series A Preferred Shares:

                                    A.       If at any time or from time to time
following the Series A Original Issuance Date but prior to an event triggering a Series A Mandatory Conversion pursuant to SECTION 3(B)(I) hereof, the Company issues or sells, or is deemed by the express provisions of this SECTION 3(E)(VI) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock and other than upon a subdivision or combination of shares of Common Stock, in either case as provided in SECTION 3(E)(I) above, for an Effective Price (as hereinafter defined) less than the then existing Series A Conversion Price, then and in each such case the then existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price for such Additional Shares of Common Stock.

                                    B.       For  the   purpose  of  making  any
adjustment required under SECTION 3(E)(VI), the consideration received by the Company for any issue or sale of securities shall (I) to the extent it consists of cash be computed at the amount of cash received by the Company, (II) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, (III) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible


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Securities or rights or options,  and (IV) be computed  after  reduction for all expenses payable by the Company in connection with such issue or sale.

                                    C.       For the  purpose of the  adjustment
required under SECTION 3(E)(VI), if the Company issues or sells any rights, warrants or options for the purchase of, or stock or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "CONVERTIBLE SECURITIES") and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Conversion Price then in effect, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights, warrants, options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, warrants, options or Convertible Securities, plus, in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof. No further adjustment of the Series A Conversion Price, adjusted upon the issuance of such rights, warrants, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, warrants or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price adjusted upon the issuance of such rights, warrants, options or Convertible Securities shall be readjusted to the Series A Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants, or options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants, or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

                                    D.       For the  purpose of the  adjustment
required under SECTION 3(E)(VI), if the Company issues or sells, or is deemed by the express provisions of this SECTION 3(E) to have issued or sold, any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Series A Conversion Price then in effect, then in each such case the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock


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an amount equal to the amount of consideration,  if any, received by the Company for the issuance of such rights, warrants or options, plus the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange of such Convertible Securities. No further adjustment of the Series A Conversion Price, adjusted upon the issuance of such rights, warrants or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights, warrants or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion or exchange of such
Convertible   Securities.   The  provisions  of  paragraph  (C)  above  for  the
readjustment of the Series A Conversion Price upon the expiration of rights, warrants or options or the rights of conversion or exchange of Convertible Securities shall apply MUTATIS MUTANDIS to the rights, warrants options and Convertible Securities referred to in this paragraph (D).

                                    E.       "ADDITIONAL SHARES OF COMMON STOCK"
shall mean all shares of Common Stock issued by the Company on or after the Series A Original Issuance Date, whether or not subsequently reacquired or retired by the Company, other than (I) the Conversion Shares, (II) shares of
Common Stock issuable upon exercise of warrants ("WARRANTS") issued in connection with the sale of the Series A Preferred Shares, (III) shares of
Common Stock issuable upon exercise of warrants, options and convertible securities outstanding as of the Series A Original Issuance Date (provided that the terms of such warrants, options and convertible securities are not modified after the Series A Original Issuance Date to adjust the exercise price other than pursuant to anti-dilution provisions), (IV) shares of Common Stock issued in connection with BONA FIDE acquisitions, mergers, joint ventures and other similar transactions approved by the Board, (V) shares of Common Stock issued pursuant to any event for which adjustment is made to the Series A Conversion Price under SECTION 3(E) hereof or to the exercise price under the anti-dilution provisions of any warrants outstanding as of the Series A Original Issuance Date or the Warrants, and (VI) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or non-convertible debt financing transaction approved by the Board. The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this
SECTION 3(E)(VI), into the aggregate consideration received, or deemed to have been received, by the Company for such issue under this SECTION 3(E)(VI), for such Additional Shares of Common Stock. "FAIR MARKET VALUE" shall mean as of any date (i) if the shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the twenty (20) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the NASDAQ, the average of the closing prices as reported on the NASDAQ during the twenty (20) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NASDAQ; or if not then included for quotation on the NASDAQ, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board of the National Quotation Bureau, as the case may be, or

(iii) if the shares of the Common Stock are not then publicly traded, the fair market price, not less than book value thereof, of the Common Stock as determined in good faith by the Board.

                                    F.       Other than a reduction  pursuant to
its applicable anti-dilution provisions, any reduction in the conversion price of any Convertible Security, whether outstanding on the Series A Original Issuance Date or thereafter, or the price of any option, warrant or right to purchase Common Stock or any Convertible Security (whether such option, warrant or right is outstanding on the Series A Original Issuance Date or thereafter), to an Effective Price less than the current Series A Conversion Price, shall be deemed to be an issuance of such Convertible Security and all such options, warrants or rights at such Effective Price, and the provisions of SECTIONS 3(E)(VI)(C), (D) and (E) shall apply thereto MUTATIS MUTANDIS.

                                    G.       Any time an  adjustment  is made to
the Series A Conversion Price pursuant to SECTION 3(E) of this Certificate, a corresponding proportionate change shall be made to the number of shares of Common Stock issuable upon conversion of each Series A Preferred Share.

                           (vii)    NO ADJUSTMENTS IN CERTAIN CIRCUMSTANCES.  No
adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one ($0.01) cent in such price; PROVIDED, HOWEVER, that any adjustments which by reason of this SECTION 3(E)(VII) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this SECTION 3(E)(VII) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (f) NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this SECTION 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Shares against impairment.

                  (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Preferred Shares, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

                  (h) STATUS OF CONVERTED STOCK. In the event any Preferred Shares shall be converted pursuant to SECTION 3 hereof, the shares so converted shall be canceled and shall not be reissued as Preferred Shares.

         (4) ASSUMPTION AND PROVISION UPON ORGANIC CHANGE. Prior to the consummation of any Organic Change (as defined below), the Company shall make appropriate provision to ensure that each of the Holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Preferred Shares into Common Stock immediately prior to such Organic Change. The following shall constitute an "ORGANIC CHANGE:" any recapitalization, reorganization, reclassification, consolidation or merger, sale of all or substantially all of the Company's assets to another person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

         (5) RESERVATION OF AUTHORIZED SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

         (6)      LIQUIDATION, DISSOLUTION, WINDING-UP.

                  (a) SERIES A PREFERRED SHARES. In the event of any Liquidation (as defined below) of the Company, the Holders of the Series A Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution therefrom (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A Preferred Share equal to the sum of (i) 125% of the Series A Stated Value, plus (ii) all dividends, if any, which have accrued or are payable under SECTION 8 hereof, but have not been paid and received by the Holders of the Series A Preferred Shares, up to and including the date full payment is tendered to the Holder of such Series A Preferred Share with respect to such Liquidation (collectively, the "SERIES A LIQUIDATION PREFERENCE").

                  (b) SERIES A-1 PREFERRED SHARES. In the event of any Liquidation of the Company, the Holders of the Series A-1 Preferred Shares shall be entitled to receive out of the Liquidation Funds, before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A-1 Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A-1 Preferred Share equal to the sum of
(i) the Series A-1 Stated Value, plus (ii) all dividends, if any, which have accrued or are payable under SECTION 8 hereof, but have not been paid and received by the Holders of the Series A-1 Preferred Shares, up to and including the date full payment is tendered to the Holder of such Series A-1 Preferred Share with respect to such Liquidation (collectively, the "SERIES A-1 LIQUIDATION PREFERENCE").

                  (c) The term "LIQUIDATION PREFERENCE" shall mean, with respect to the Series A Preferred Shares, the Series A liquidation Preference and, with respect to the Series A-1 Preferred Shares, the Series A-1 Liquidation preference.

                  (d) If, upon any Liquidation, the Liquidation Funds are insufficient to pay, issue or deliver the full amount due to the Holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are expressly provided for as of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective certificate of designation of preferences rights and limitations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any Liquidation other than the amounts provided for herein; provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder. The form of consideration in which the Liquidation Preference is to be paid to the Holders of the Preferred Shares as provided in this SECTION 6 shall be the form of consideration received by the Company or the other holders of the Company's capital stock, as the case may be.

         "LIQUIDATION" means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) any filing for bankruptcy pursuant to applicable federal and/or state laws, and/or (ii) any Change of Control.

         "CHANGE OF CONTROL" means (i) a change in the voting control of the Company such that any one person, entity or "group" (as contemplated by Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) acquires from the Company in one or more, including a series of, transactions the right to cast greater than 50% of votes eligible to be cast by all holders of capital stock of the Company in the election of directors of the Company, provided that such transaction is approved by the Board or (ii) any merger or consolidation of the Company with or into another entity or any sale of all or substantially all of the assets of the Company or that portion of the Company's assets which comprise the Company's core business technology, products or services.

         (7) PREFERRED RANK. All Series A-1 Preferred Shares shall be of junior rank to all Series A Preferred Shares in all respects as to the preferences as to distributions and payments upon any Liquidation. The rights of the Series A-1 Preferred Shares shall be subject to the preferences and relative rights of the Series A Preferred Shares. All shares of Common Stock shall be of junior rank to all Preferred Shares in all respects as to the preferences as to distributions and payments upon any Liquidation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

         (8)      DIVIDENDS; PARTICIPATION.

                  (a) SERIES A PREFERRED SHARES. Each Series A Preferred Share shall accrue dividends at the rate of ten percent (10%) per annum of the Series A Stated Value, which dividends shall be paid when, as, and if declared by the Board out of funds legally available therefor. Dividends on the Series A Preferred Shares shall be cumulative. No dividends or other distributions may be paid or otherwise made with respect to the Common Stock or Series A-1 Preferred Shares, and no shares of the Common Stock or Series A-1 Preferred Shares may be repurchased by the Company during any fiscal year of the Company until dividends equal to the amount specified above on the Series A Preferred Shares have been declared, paid or set apart during that fiscal year.

                  (b) SERIES A-1 PREFERRED SHARES. Each Series A-1 Preferred Share shall accrue dividends at the rate of five percent (5%) per annum of the Series A-1 Stated Value, which dividends shall be paid when, as, and if declared by the Board out of funds legally available therefor. Dividends on the Series A-1 Preferred Shares shall not be cumulative, and no rights shall accrue to the Series A-1 Preferred Shares by reason of the fact that the Company shall fail to pay any dividends thereon. No dividends or other distributions may be paid or otherwise made with respect to the Common Stock, and no shares of the Common Stock may be repurchased by the Company during any fiscal year of the Company until dividends equal to the amount specified above on the Series A-1 Preferred Shares have been declared, paid or set apart during that fiscal year.

                  (c) The dividend payments shall be made in either cash or at the option of the Company through the issuance of additional Preferred Shares in such amount of Preferred Shares equal to the quotient of (i) the dividend amount payment then due, divided by (ii) the Stated Value of a Preferred Share. So long as any Preferred Shares shall be outstanding, no dividend, whether in cash, securities or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any other security junior to the Preferred Shares as to dividend rights, unless the Company shall also declare and pay to the Preferred Shares, at the same time it declares and pays such dividend or distribution to the holders of Common Stock, the dividend or distribution that would have been declared and paid with respect to the Conversion Shares had all of the Preferred Shares been converted into Conversion Shares immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the Company pays to the record holders of Common Stock such dividend or distribution.

         (9)      PROTECTIVE PROVISIONS.

                  (a) The affirmative vote of the Holders owning not less than a majority of the then issued and outstanding Preferred Shares, by class, at a meeting duly called for such purpose, or by the written consent without a meeting of the Holders of not less than a majority of the then outstanding Preferred Shares, by class, shall be required for any amendment to this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock ("CERTIFICATE OF DESIGNATION"), the Company's Certificate of Incorporation or Bylaws which would directly and/or indirectly amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the Preferred Shares, as applicable, including to create, authorize or issue any series or shares of senior stock or parity stock or to increase the amount of authorized capital stock of any such class.

                  (b) For so long as Series A Preferred Shares remain outstanding, the Company shall not, without the express written consent of Series A Holders owning no less than a majority of the aggregate Series A Stated Value of the then issued and outstanding Series A Preferred Shares issue funded debt other than up to $1,000,000 of working capital advances that may, from time to time, be advanced to the Company by one or more of its existing investors.

                  (c) For so long as Series A Preferred Shares remain outstanding, the Company shall not, without the express written consent of Series A Holders owning no less than a majority of the aggregate Series A Stated Value of the then issued and outstanding Series A Preferred Shares issue any preferred stock senior to or pari passu with the Series A Preferred Shares.

         (10) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

         (11) NOTICES. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given
(a) if to the Company, at the Company's executive offices or (b) if to a Holder, at the address set forth on Company's books and records.

         The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of his own knowledge.

         Executed in Chicago, Illinois on March 1, 2006.


                                      /S/ ROBERT CROSS
                                      -------------------------
                                      Robert Cross
                                      Chief Executive Officer


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